UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K	OMB Number: 3235-0060 Expires: March 31, 2018 Estimated average burden hours per response……..5.71

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 5, 2017

MAJOR LEAGUE FOOTBALL, INC (MLFB)
(Exact name of registrant as specified in its charter)

Delaware	000-51132	20-1568059
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6230 University Parkway, Suite 301 Lakewood Ranch, FL	34240
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (774) 213-1995

________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.01 Changes in Control of Registrant

On September 5, 2017, Compass Creek Capital, Inc. deposited $3 million into the MLFB bank account. Pursuant to the Purchase Agreement executed on or about June 22, 2017, in return, MLFB granted Compass Creek Capital 42,857,143 shares of the Company’s Series A convertible preferred stock at .001 par value. This stock has the same powers, preferences and rights and the qualifications, limitations or restrictions as the common stock. MLFB issued the convertible preferred stock in a nonpublic offering pursuant to Regulation D.

As a result of the shares owned by Compass Creek Capital, Inc., it now holds a significant controlling minority of the total outstanding stock. MLFB’s Form 10Q for quarter ending January 31, 2017 reflected a total of 54,734,301 outstanding shares of common stock.

Compass Creek Capital, Inc. funded the purchase with its own assets. The $3 million investment comprised less than 50% of its total assets. Its sole manager, Jerry C. Craig, is President and CEO of MLFB.

In addition to the Convertible Preferred Shares directly owned by Compass Creek Capital, MLFB has granted to Compass Creek Capital, an option to purchase 171,428,571 additional Series A Preferred shares at $.07.

A Form 3 has been filed concurrently with this Form 8K.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAJOR LEAGUE FOOTBALL, INC.

By:	/s/ Jerry C. Craig
Jerry C. Craig, President and CEO

Dated: September 6, 2017

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